Exhibit 10.1

AMENDMENT TO THE
FPIC INSURANCE GROUP, INC.
AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

This Amendment to the FPIC Insurance Group, Inc. Amended and Restated Omnibus Incentive Plan (this “Amendment”), dated as of March 26, 2010, amends the FPIC Insurance Group, Inc. Amended and Restated Omnibus Incentive Plan, originally effective January 13, 1996, and amended and restated as of April 22, 2005 and further amended on March 27, 2009 (the “Omnibus Incentive Plan”).

WHEREAS, FPIC Insurance Group, Inc. (the “Company”) wishes to amend the Omnibus Incentive Plan to clarify in certain respects the performance measures that may be used for performance-based awards under the Omnibus Incentive Plan; and

WHEREAS, pursuant to Article 20, the Board may, at any time, amend the Omnibus Incentive Plan; and

NOW, THEREFORE, the Omnibus Incentive Plan is hereby amended as follows:

1.           Section 12.1 of the Omnibus Incentive Plan is hereby deleted and the following section shall be inserted in lieu thereof:

“12.1           The Committee may specify that the attainment of one or more of the Performance Measures set forth in this Section 12.1 shall determine the degree of granting, vesting and/or payout with respect to Awards that the Committee intends will qualify for the Performance-Based Exception.  The performance goals to be used for such Awards shall be chosen from among the following Performance Measure(s):  earnings per share, economic value created, market share, net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets, return on capital or on shareholders’ equity (including average shareholders’ equity), revenue measures, cash flow, shareholders’ equity, statutory surplus, risk adjusted capital, operating margin, premiums (whether net or gross, written or earned or direct or total), underwriting margin, combined ratio, reserve levels, loss development, Share price, Share price growth, total stockholder return, budget achievement and performance against budget (in each case Performance Measures may be stated on a per Share basis, or on a GAAP or statutory basis, and with adjustments for changes in accounting or tax laws, the adverse impact of mergers or acquisitions, the effect of state-levied guaranty fund assessments, costs and expenses of uncompleted business combinations, or such other adjustments as may be prescribed by the Committee).  Such Performance Measure(s) may also include strategic business criteria, consisting of (i) goals relating to acquisitions (including merger synergies), or divestitures of subsidiaries, affiliates or joint ventures, (ii) one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, investment performance, premium rates, customer satisfaction, rating agency ratings or employee satisfaction goals, or (iii) goals relating to claims handling, employment practices, employee benefits, internal controls, capital projects, legal affairs, regulatory relations and information technology.  The targeted level or levels of performance with respect to such Performance Measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to targets or to performance in prior periods, or versus targeted growth, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.  Awards that are not intended to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Committee may determine.”

2.           Except as stated above, all other provisions of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment on the day and year first above written.

              FPIC INSURANCE GROUP, INC.

              By:              /s/ T. Malcolm Graham
              Name:           T. Malcolm Graham
              Title:              General Counsel and Secretary